Exhibit 15
August 3, 2006
USG Corporation
125 South Franklin Street
Chicago, Illinois 60606
We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of USG Corporation and subsidiaries for the three and six-month periods ended June 30, 2006 and 2005, and have issued our report dated August 3, 2006 (which report includes an explanatory paragraph regarding the confirmation of the Corporation’s plan of reorganization), and for the three-month periods ended March 31, 2006 and 2005, and have issued our report dated April 26, 2006 (which report includes explanatory paragraphs concerning matters which raise substantial doubt about the Corporation’s ability to continue as a going concern); because we did not perform an audit, we expressed no opinion on that information.
We are aware that our reports referred to above, which are included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and March 31, 2006, will be incorporated by reference in a Registration Statement on Form S-8 to be filed on or about August 4, 2006.
We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.
/s/ Deloitte & Touche LLP
Deloitte & Touche LLP